SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): November 7, 2002


                           ANTHRACITE CAPITAL, INC.
              (Exact name of Registrant as Specified in Charter)


            Maryland                   001-13937              13-397-8906
------------------------------     ------------------    -------------------
(State or Other Jurisdiction          (Commission           (IRS Employer
      of Incorporation)               File Number)        Identification No.)


            40 East 52nd Street                             10022
-----------------------------------------          -------------------------
(Address of Principal Executive Offices)                   (Zip Code)


      Registrant's telephone number, including area code: (212) 409-3333


                                      N/A
           ---------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


ITEM 5.  OTHER EVENTS

         On November 7, 2002, Anthracite Capital, Inc. (the "Company") issued a press release reporting the Company's earnings for the quarter ended September 30, 2002. The related press release is attached hereto as Exhibit 99.1.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c) Exhibits.

      99.1        Press Release issued by the Company, dated November 7, 2002.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ANTHRACITE CAPITAL, INC.


                                   By: /s/ Robert L. Friedberg
                                       ---------------------------------------
                                       Name:   Robert L. Friedberg
                                       Title:  Vice President and Secretary

                                       Dated: November 7, 2002

                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard Shea                or       Robert Friedberg
         COO and CFO                          Vice-President & Controller
         Anthracite Capital, Inc.             Anthracite Capital, Inc.
         Tel: (212) 754-5579                  Tel: (212) 409-3333


           ANTHRACITE CAPITAL, INC. OPERATING EARNINGS PER SHARE OF
                   $0.40 FROM $0.38 IN THE PRIOR YEAR PERIOD

          Earnings per share including unrealized and realized gains and losses on securities held for trading of $0.26 versus
                        $0.38 in the prior year period.

          Earnings per share including unrealized and realized gains and losses on securities held for trading of $1.08 for the nine months ended September 30, 2002 versus $1.04 in the
                              prior year period.

          Net asset value for the quarter increases by $0.48 to $8.31 per share.

New York, NY - November 7, 2002, - Anthracite Capital, Inc. (the "Company") (NYSE: AHR) today reported third quarter earnings per share from the operating portfolio of $0.40 per share versus $0.38 for the same period last year.

Operating Earnings is net interest income after operating expenses and preferred dividends but before gains and losses and the effects of changes in accounting principles. Net Income including gains and losses for the third quarter was $0.26 per share versus $0.38 for the same period last year. Net Income for the nine months ended September 30, 2002 was $1.08 versus $1.04 for the same period last year. Dividends declared for the nine months ended September 30, 2002 were $1.05 versus $0.94 for the same period last year. Based on the $0.35 per share dividend declared on September 19, 2002, and the November 6, 2002 closing price of $10.40, Anthracite's annualized dividend yield is 13.5%.

Net income for the quarter ended September 30, 2002 of $0.26 per share includes losses of $0.10 per share largely attributable to losses on Treasury futures that are held for hedging purposes. The decrease in the value of the Treasury futures is offset by the increase in the value of the Company's assets that are not marked to market through the Company's income statement. Net Income also includes losses from active trading of $0.04 compared to a loss from active trading of $0.11 in the quarter ended June 30, 2002. Due to unprecedented levels of volatility, active trading activities were terminated in July 2002. The net asset value of the Company increased to $8.31 from $7.83 at June 30, 2002. This increase was attributable largely to the increase in the fair value of the Company's commercial mortgage backed securities (CMBS) portfolio which are not marked to market for financial reporting purposes
(GAAP).

During the third quarter the Company purchased commercial assets funded with the excess liquidity generated from its second quarter collateralized debt
(CDO) issuance and via reductions in its residential mortgage backed securities (RMBS) portfolio. The Company is focusing on BB or higher rated securities due to the greater credit protection provided by this class of assets. In the Company's view, match-funding such long maturity credit sensitive assets to term will provide more stable long-term operating income than either owning RMBS or funding commercial assets with short- term debt. At quarter end the Company had purchased over $212 million of face amount BB, BB+ and other CMBS and investment grade unsecured REIT debt. This activity continued into October as the Company acquired an additional $50 million of par of the same asset classes.

Based on its accumulation of additional credit sensitive assets the Company is currently marketing its second CDO offering. The issue, if successful, is expected to total approximately $300 million of notes issued at fixed and floating rates. The purpose is to match fund the Company's portfolio of CMBS and unsecured real estate investment trust (REIT) debt. It is anticipated that the transaction will be accounted for as an on-balance sheet financing. All floating rate bonds issued will be supported by one or more interest rate swaps on the underlying fixed rate collateral. The notes offered pursuant to the CDO will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

During the third quarter, the RMBS market continued to perform poorly as volatility continued to climb and prepayments reached historic highs. Due to high volatility the Company suspended its active RMBS trading activity in July and reduced its exposure to RMBS in its liquidity portfolio by over 39% as it redeployed into credit sensitive assets. This cost the Company a small amount of operating earnings for the quarter but reduced its exposure to the volatility of this sector going forward.

Net other gains and losses is largely attributable to price performance on certain of the Company's hedges and RMBS portfolio which is classified as held for trading and therefore marked to market through the income statement. The Company uses Treasury futures to hedge a portion of its aggregate interest rate risk. These hedging securities are required to be marked to market through the income statement at quarter end. The Company classifies a significant portion of its RMBS portfolio as held for trading to balance the mark to market risk of the Treasury futures. The change in value of RMBS held for trading and associated hedges are reported in the Company's income statement whether realized or unrealized. Although reported earnings would have been higher if these positions were not hedged the Company does not favor the approach of leaving such positions unhedged. The balance of the Company's assets are classified as either "available for sale" or "held to maturity" and therefore not marked to market through the income statement. The RMBS portfolio contributed approximately $0.20 and $0.22 per share to the Operating Earnings of the Company in the second and third quarters respectively, but as previously reported can contribute to greater variability of reported results when classified as held for trading due to the requirement to mark to market through income.

Hugh Frater, President and CEO of the Company stated, "The Company has made significant progress in deploying excess liquidity into commercial real estate assets and reducing our RMBS liquidity position in favor of core commercial assets. We are now working on our second CDO of the year with the objective being to match fund additional long-dated commercial real estate assets and lock in attractive margins in support of our dividend. It is a testimony to the effectiveness of our portfolio construction that earnings were not more negatively affected by the extraordinary volatility in the RMBS markets. Ironically, our earnings would have been higher had we decided not to hedge our exposure to short and long-term interest rates. However, we do not believe it is prudent to manage a leveraged finance company without hedging. Despite the recent volatility in the RMBS markets based on historically high levels of prepayments the Company believes its core portfolio will produce ample cash flows to support its dividend."

The Company's third quarter operating results represent an annualized return on the quarter's average common stock equity (Annualized ROE) of 22.5% (20.2% based upon on NAV) and net interest margin of 4.26%. Annualized ROE for the same period last year was 21.0% and the net interest margin was 3.64%. The components of other gains and (losses) for the quarter and year ended September 30, 2002 include ($86,000) and $126,000 respectively, of hedge ineffectiveness. As required by FAS 133 the hedge ineffectiveness was reclassified from interest expense. The Company uses interest rate swaps to hedge its short-term interest risk. Excluding hedge ineffectiveness, the use of interest rate swaps caused the Company's interest expense for the quarter ended September 30, 2002 to be $2,889,000 higher, or $0.06 per share.

Over the quarter, the Company's weighted average credit rating of invested equity decreased from BB to BB- based on the sale of RMBS and redeployment of additional liquidity raised from the CDO. Aggregate leverage increased from 3.3:1 debt to capital at June 30, 2002 to 5.3:1 at September 30, 2002 as the Company increased its CMBS and REIT debt portfolios and also decreased its investment in RMBS assets. Recourse debt on credit sensitive assets increased from 0.14:1 at June 30, 2002 to 0.49:1 at September 30, 2002. The Company's exposure to changes in short-term interest rates increased during the quarter; as of September 30, 2002 a 50 basis point change in LIBOR would cause the Company's net income to change by $0.05 annually versus $0.02 as of June 30, 2002.

The Company reports GAAP earnings on its commercial mortgage backed securities portfolio net of expected losses over the life of the portfolio. Actual losses were $1,355,000 during the third quarter while delinquencies on the collateral underlying the Company's CMBS portfolio decreased to 1.59% at quarter-end from 1.98% at June 30, 2002. The Company fully anticipates that delinquencies and actual losses will increase as the portfolio matures. This loss expectation is consistent with the loss assumptions made by the Company and is reflected in Operating Earnings. The Company's earnings would be affected if actual losses on CMBS collateral were to be greater than expected losses. As of September 30, 2002, the reduction in Operating Earnings for every 50% increase in actual aggregate losses over expected losses would be approximately $0.11 per share per year, excluding the effect of non-cash impairment write-downs. For more information on credit performance and its possible effect on Company performance please refer to the Company's financial statements.

Direct holdings of commercial mezzanine loans are held at cost unless a specific indication of impairment exists. To date, the Company's portfolio of loans has never experienced a delinquency and all the assets securing such loans are performing within original expectations.

At the end of the first quarter, the Company reclassified its subordinated commercial mortgage-backed securities on the balance sheet from available for sale to held to maturity. The effect of this change is that these assets are presented on the balance sheet at their adjusted cost basis, rather than previously at their fair market value. As the portfolio matures, the GAAP book value of credit sensitive CMBS securities held by the Company will increase towards its original purchase cost provided that the Company's estimates of expected credit losses are within the range of originally underwritten expectations. The unrealized loss on these securities at September 30, 2002 was $43,817,000. This amount reflects the amount of recovery net of expected losses if the portfolio is held to maturity.

The net asset value per common share of the Company at quarter end was $8.31 or an increase of 6.1% over the prior quarter based upon market prices provided by dealers. The GAAP book value per share at quarter end was $6.83. The $1.48 difference between GAAP book value and net asset value is attributable to the requirement that the interest rate hedge in the CDO structure is marked to market while the assets in the CDO structure are held to maturity. The value of the held to maturity CMBS assets is $69,779,206 higher than their recorded values.

Effective January 10, 2003, The Bank of New York will no longer be acting as transfer agent, registrar, or dividend reinvestment agent for the Company. American Stock Transfer & Trust Company will provide all stock transfer and dividend reinvestment services.

Dividend Reinvestment Plan

Anthracite has a dividend reinvestment plan and stock purchase plan that provides current owners of its common stock with a simple, economical and convenient method of increasing their investment. Even if you are not a current owner of Anthracite stock, the Company's transfer agent can issue registered stock directly to you without commission or markup. This transaction can be done regardless of whether or not shares are held in a brokerage account.

To request a prospectus and receive enrollment materials or to ask questions about the plan, interested investors and shareholders may contact the Company's transfer agent, The Bank of New York, at 1-800-524-4458 until January 10, 2003 or Investor Relations, Anthracite Capital, Inc. at 212-409-3333. The Company's web site address is www.anthracitecapital.com. The Company is currently offering a 2% discount to the trailing 12-business day average on purchases of stock under the plan directly from the Company provided the stock price remains above threshold levels established by the Company at the time.

Anthracite is a specialty finance company that is externally managed by BlackRock, Inc., a New York City based investment manager with over $245 billion in global assets under management. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and commercial loan investments and the costs of financing these investments. The Company has elected to be taxed as a REIT.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

For further information, please contact Richard Shea, Chief Operating Officer and Chief Financial Officer at 212-754-5579, Robert Friedberg, Controller and Vice-President at 212-409-3333 or visit Anthracite's website at www.anthracitecapital.com.

                                               Anthracite Capital, Inc. and Subsidiaries
                                            Consolidated Statements of Financial Condition
                                                 (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                                          September 30, 2002            December 31, 2001
                                                                             (Unaudited)
ASSETS
Cash and cash equivalents                                                                 $ 32,484                   $   43,071
Restricted cash equivalents                                                                 40,413                       37,376
Securities available for sale, at fair value
     Subordinated commercial mortgage-backed securities (CMBS)           $ 113,807                     $  360,159
     Investment grade securities                                           176,866                      1,085,795
                                                                         ----------                    -----------
Total securities available for sale                                                        290,673                    1,445,954
Securities held for trading, at fair value                                               1,010,380                      564,081
Securities held to maturity                                                                557,028                            -
Commercial mortgage loans, net                                                             136,105                      142,637
Equity investment in Carbon Capital, Inc.                                                    9,425                        8,784
Investments in real estate joint ventures                                                    8,199                        8,317
Receivable for investments sold                                                            205,258                      344,789
Other assets                                                                                36,346                       18,267
                                                                                   ----------------             ----------------
     Total Assets                                                                       $2,326,311                   $2,613,276
                                                                                   ================             ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Borrowings:
    Secured by pledge of subordinated CMBS available for sale            $  72,241                     $  178,631
    Secured by pledge of other securities available for sale
      and cash equivalents                                                 143,435                      1,039,469
    Secured by pledge of securities held for trading                     1,187,048                        559,145
    Secured by pledge of securities held to maturity                       437,528
    Secured by pledge of investments in real estate joint ventures           1,337                          1,337
    Secured by pledge of commercial mortgage loans                          36,604                         57,356
                                                                        -----------                     ----------
Total borrowings                                                                        $1,878,193                   $1,835,938
Payable for investments purchased                                                            5,725                      346,913
Distributions payable                                                                       16,476                       17,245
Other liabilities                                                                           68,238                       29,807
                                                                                   ----------------             ----------------
     Total Liabilities                                                                   1,968,632                 2,229,903
                                                                                   ----------------             ----------------

10.5% Series A preferred stock, redeemable convertible,
liquidation preference $285 in 2001                                                              -                          258
                                                                                   ----------------             ----------------


Stockholders' Equity:
Common stock, par value $0.001 per share; 400,000 shares authorized;
     47,075 shares issued and outstanding in 2002; and
     45,286 shares issued and outstanding in 2001                                               47                           45
10% Series B Preferred stock, liquidation preference $47,817                                36,379                       42,086
Additional paid - in capital                                                               512,849                      492,531
Distributions in excess of earnings                                                       (12,575)                      (13,588)
Accumulated other comprehensive loss                                                     (179,021)                     (137,959)
                                                                                   ----------------             ----------------
      Total Stockholders' Equity                                                           357,679                      383,115
                                                                                   ----------------             ----------------
      Total Liabilities and Stockholders' Equity                                        $2,326,311                   $2,613,276
                                                                                   ================             ================

                                                       Anthracite Capital, Inc.
                                           Consolidated Statements of Operations (Unaudited)
                                                 (in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------
                                                                 For the Three Months Ended      For the Nine Months Ended
                                                                     September 30, 2002              September 30, 2002
                                                               ---------------------------------------------------------------
Operating Portfolio
Income:
    Securities                                                           $  22,229                      $  77,846
    Commercial mortgage loans                                                4,307                         11,353
    Trading securities                                                      14,324                         28,032
    Earnings from real estate joint ventures                                   245                            768
    Earnings from equity investment                                            262                            641
    Cash and cash equivalents                                                  387                          1,197
        Total income                                                        41,754                        119,837

Expenses:
    Interest                                                                14,832                         36,123
    Interest - trading securities                                            3,918                          9,953
    Management and incentive fee                                             2,382                          9,724
    Other expenses - net                                                       701                          1,774
        Total expenses                                                      21,833                         57,574
Income from operating portfolio                                             19,921                         62,263

Other gain (losses):
Gain on sale of securities available for sale                                9,538                          9,613
Loss from sale of active trading securities                                (1,913)                        (4,334)
Loss on securities held for trading                                       (14,035)                       (19,514)
Foreign currency gain (loss)                                                 (151)                          (380)
Hedge Ineffectiveness                                                         (86)                            126
Incentive fee attributable to other gains                                        -                          (343)
       Total other gain (loss)                                             (6,647)                       (14,832)

Income before cumulative transition adjustment                              13,274                         47,431
Cumulative transition adjustment - SFAS 142                                      -                          6,327

Net Income                                                                  13,274                         53,758

Dividends and accretion on preferred stock                                   1,196                          3,967

Net Income available to Common Shareholders                                 12,078                         49,791

Income from operating portfolio per share:
    Basic                                                                    $0.40                          $1.26
      Diluted                                                                $0.40                          $1.26

Net income per share, basic:
      Income before cumulative transition adjustment                         $0.26                          $0.94
      Cumulative transition adjustment - SFAS 142                                -                           0.14
      Net income                                                             $0.26                          $1.08

Net income per share, diluted:
      Income before cumulative transition adjustment                         $0.26                          $0.94
      Cumulative transition adjustment - SFAS 142                                -                           0.14
      Net income                                                             $0.26                          $1.08

Weighted average number of shares outstanding:
    Basic                                                                   46,571                         46,126
    Diluted                                                                 46,605                         46,172
